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                                                             EXHIBIT 99.10(d)(2)
                                                            (SIERRA TRUST FUNDS)


                              SIERRA TRUST FUNDS

                               MULTI-CLASS PLAN

                    Effective Date (_______________, 1997)


     WHEREAS, the Board of Trustees of Sierra Trust Funds (the "Trust") have considered the following Multi-Class Plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust ("Independent Trustees") have found the Plan, as proposed, including the expense allocations thereunder, to be in the best interests of each class individually and of each Fund (as defined below) and the Trust as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3(d) under the 1940 Act.


     FEATURES OF THE CLASSES

     Each now existing and hereafter created series (each a "Fund") of the Trust is authorized to issue from time to time its shares of beneficial interest in four classes: Class A shares, Class B shares, Class I shares, and Class S shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus or prospectuses as from time to time in effect (together with all relevant Statements of Additional Information, the "Prospectus"). Each Fund offers such classes of shares to such classes of persons as are set forth in the Prospectus.

     Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.
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     In addition, Class A, Class B, Class I, and Class S shares shall have the features described in Sections 2, 3, 4, 5, 6 and 7 below. These features are subject to change, to the extent permitted by law and by the Declaration of Trust and By-laws of the Trust, by action of the Board of Trustees of the Trust.

     SALES CHARGE STRUCTURE

     (a)  Initial Sales Charge.  Class A shares of the "Non-Money Funds", which
          --------------------
are the Funds other than California Money Fund (the "Money Fund"), are offered at a public offering price that is equal to their net asset value ("NAV") plus an initial sales charge expressed as a percentage of the NAV per share, as described in the Prospectus. Class A shares of the Money Fund are offered at their NAV, without an initial sales charge.

     The initial sales charge on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus.

     The exact terms and conditions of any initial sales charge applicable to Class A shares, which may vary among Funds, will be as described in the Prospectus.

     Class B, Class I and Class S shares of the Funds are offered at their NAV, without an initial sales charge.

     (b)  Contingent Deferred Sales Charge.  A contingent deferred sales charge
          --------------------------------
(a "CDSC") may be imposed on Class A, Class B or Class S shares under certain circumstances, as described in the Prospectus. However, no CDSC is imposed if the shares redeemed have been acquired through the reinvestment of net investment income or capital gains distributions or if the amount redeemed is derived from increases in the value of the account above the amount of purchase payments subject to a CDSC. In determining whether a CDSC is payable, a Fund will first redeem shares not subject to a CDSC. Thereafter, to determine the applicability and rate of any CDSC, it will be assumed that shares representing the reinvestment of dividends and capital gain distributions are redeemed first and shares held for the longest period of time are redeemed next.

     Class A shares of Non-Money Funds that are purchased at no initial sales charge or a reduced initial sales charge and that are redeemed within two years of their purchase may, under certain circumstances, be subject to a CDSC of up to 1% of the redemption amount to which the CDSC applies, with the percentage declining eventually to zero the longer the shares are held, as described in the Prospectus.

     Class B shares that are redeemed within up to six years from purchase are subject to a CDSC of up to 5% of the redemption amount to which the CDSC applies, with the percentage declining eventually to zero the longer the shares are held, as described in the Prospectus.

     Class S shares that are redeemed within up to six years from purchase are subject to a

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CDSC of up to 5% of the redemption amount to which the CDSC applies, with the percentage declining eventually to zero the longer the shares are held, as described in the Prospectus.

     As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A, Class B and Class S shares is subject to reduction or waiver in connection with particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied.

     The exact terms and conditions of any CDSC applicable to Class A, Class B or Class S shares, which may vary among Funds, are as described in the Prospectus.

     Class I shares of each Fund are not subject to a CDSC.


     SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

     (a)  Service and Distribution Fees.  Class A, Class B and Class S shares
          -----------------------------
pay Composite Funds Distributor, Inc. (the "Distributor") fees for services rendered and expenses borne in connection with personal services rendered to shareholders of that class and the maintenance of shareholder accounts ("Service Fees"). Class A, Class B and Class S shares of each Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class B and Class S shares pay the Distributor fees in connection with the distribution of shares of such class ("Distribution Fees"). Class B and Class S shares of each Fund pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. Class A, Class B and Class S Service Fees and Class B and Class S Distribution Fees ("12b-1 Fees") are paid pursuant to plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act.

     (b)  Administration Fees.  Each Fund pays Composite Research & Management
          -------------------
Co. fees pursuant to an investment management agreement, which may be amended or replaced from time to time, for investment management services; a portion of the fee is allocated to Murphey Favre Securities Services, Inc. for administrative services to provide or procure such services as custody, accounting, legal and printing services (the portion of the fee allocated to such administrative services, the "Administration Fees"). Class A, Class B, Class I and Class S shares of each Fund initially will pay their respective allocable share of Administration Fees incurred by such Fund (currently at the rate of .15% per annum of the average daily net assets of such Fund), based on the average daily net asset value of such Fund attributable to such class.

     (c)  Transfer Agency Fees.  Each class of shares of each Fund pays Murphey
          --------------------
Favre Securities Services, Inc. fees pursuant to a Shareholder Services Contract, which may be amended or replaced from time to time, for services to provide or procure such services as transfer agency services (the "Transfer Agent Fees"). Class A, Class B, Class I and Class S shares of each Fund

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initially will pay their respective Transfer Agent Fees (for most services, currently on a per account basis at different rates for different classes of different Funds), based on the incurrence of Transfer Agent Fees attributable in the aggregate to each such class of such Fund.


     ALLOCATION OF INCOME AND EXPENSES

     (a) Class A, Class B, Class I and Class S shares pay the expenses associated with their different distribution and shareholder servicing arrangements. Each class pays their respective allocable share of Administration Fees. Each class pays their respective Transfer Agent Fees. Each class may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 Fees, Administration Fees and Transfer Agent Fees, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

     (b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

                (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Trust Expenses"); and

                (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

          Expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust or the Fund, as appropriate. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

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     EXCHANGE PRIVILEGES

     Shareholders may exchange (i) shares of one class of a Fund for shares of the same class offered by another Fund or by certain other mutual funds from time to time advised by Composite Research & Management Co. and (ii) Class B shares of a Fund for Class S shares, or Class S shares of a Fund for Class B shares, offered by another Fund or by certain other mutual funds from time to time advised by Composite Research & Management Co, as described in the Prospectus and provided that the exchange is made in states where the shares being acquired upon exchange are properly registered. An exchange shall be made at net asset value without the imposition of any CDSC upon the exchange and, except as otherwise described in the Prospectus, without the imposition of any sales charge upon the exchange. The applicability and rate of any CDSC with respect to a subsequent redemption of shares acquired upon an exchange will be determined as described in the Prospectus. The exact terms and conditions of an exchange, which may vary among the Funds, will be as described in the Prospectus.


     CONVERSION FEATURES

     Class B and Class S shares of each Fund will convert, after they are held for approximately eight years from purchase, at net asset value without the imposition of any CDSC or sales charge upon the conversion, into Class A shares of the same Fund, which thereafter will be subject to the lower fees charged to Class A shares. The exact terms and conditions of a conversion will be as described in the Prospectus. No other conversion features exist between classes of shares of the Funds.


     SPECIAL PROVISIONS FOR OUTSTANDING SHARES

     In the case of Class A, Class B, Class I and Class S shares which are outstanding on the effective date of the Plan, or issued upon any subsequent exchange thereof, the terms and conditions of any CDSC, exchange or conversion features applicable to such shares shall be no less favorable than the ones applicable to the Class A, Class B, Class I and Class S shares of the respective Fund, as described in the prospectus or prospectuses of the Funds as in effect from time to time prior to the effective date of the Plan. In addition, for purposes of calculating any CDSC or making any conversion, shares issued in connection with the Agreement and Plan of Reorganization between the Short Term Global Government Fund and the Short Term High Quality Bond Fund or any other acquisition of the assets of a mutual fund shall be deemed to have been purchased on the same dates as the corresponding shares of the acquired mutual fund.

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